Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard, Ste. 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3222

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 703-412-3231	Phone: 703-412-3216
E-mail: amanda.covington@atk.com	E-mail: michael.pici@atk.com

ATK Reports FY15 Second Quarter Operating Results

ATK Second Quarter Year-Over-Year Sales Increased 11 percent

ATK Second Quarter Year-Over-Year Operating Profit Increased 8 percent

ATK Second Quarter Year-Over-Year EPS Increased 4 percent

ATK Updates its FY15 Sales Guidance and Reaffirms its FY15 EPS and Free Cash Flow Guidance

Arlington, Va.,  Oct. 30, 2014 — ATK (NYSE: ATK) today reported operating results for the second quarter of its Fiscal Year 2015, which ended on Sept. 28, 2014.

Second quarter sales were $1.3 billion, up 11 percent from the prior-year quarter of $1.1 billion, due to increased sales across all of ATK's business groups.

Operating profit in the second quarter was $161 million, an increase of approximately 8 percent or $12 million from the prior-year period. Excluding transaction costs and inventory step-up, adjusted operating profit in the second quarter increased $10 million to $166 million (see reconciliation tables for details). Adjusted operating profit increased primarily due to higher sales and profit in the Sporting Group, due to the Bushnell acquisition, and lower pension expense. Net income in the second quarter was $95 million, up from $93 million in the prior-year period. Excluding items listed in the reconciliation tables, adjusted net income in the second quarter was $96 million, compared to $91 million in the prior year. Fully diluted earnings per share (EPS) were $2.97 compared to $2.86 in the prior-year period. On an adjusted basis, fully diluted EPS was $3.00 compared to $2.82 in the prior year (see reconciliation tables for details). Adjusted net income and EPS increased due to higher operating profit, partially offset by higher interest expense primarily due to increased debt levels.

Orders for the quarter were $0.9 billion, down from $1.5 billion in the prior-year quarter. The decrease was driven by lower orders in all of ATK's business groups, including the absence of significant orders in the Aerospace and Defense Groups in the prior year. The company maintains a backlog of $7 billion.

In the second quarter, ATK completed a major design review of the solid rocket booster for NASA's Space Launch System; won multiple contracts to supply the U.S. and international allies medium- and large-caliber ammunition, as well as non-U.S. standard ammunition; and won industry awards and recognition for the company's commercial optics, trail cameras, hunting calls, shooting rests, and golf range finders.

"In the quarter, ATK secured key contracts, both domestic and international, and completed significant milestones that support the company's long-term growth strategy," said Mark DeYoung, ATK President and Chief Executive Officer. "We recorded year-over-year increases in sales, operating profit and record-level EPS."
Please see segment and corporate results below.

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the second quarter of the fiscal year, which ended Sept. 28, 2014 (in thousands).

Sales:

	Quarters Ended
	September 28, 2014	September 29, 2013	$ Change	% Change
Aerospace Group	$329,189	$319,403	$9,786	3.1%
Defense Group	487,734	471,900	15,834	3.4%
Sporting Group	532,502	421,359	111,143	26.4%
Eliminations	(76,176)	(70,281)	(5,895)	8.4%
Total sales	$1,273,249	$1,142,381	$130,868	11.5%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended
	September 28, 2014	September 29, 2013	$ Change	% Change
Aerospace Group	$39,347	$40,570	$(1,223)	(3.0)%
Defense Group	50,342	55,071	(4,729)	(8.6)%
Sporting Group	74,459	57,823	16,636	28.8%
Corporate	(3,470)	(5,198)	1,728	33.2%
Total operating profit	$160,678	$148,266	$12,412	8.4%

SEGMENT RESULTS

ATK operates in a three business group structure: the Aerospace Group, the Defense Group and the Sporting Group.

AEROSPACE GROUP

Second quarter sales increased 3 percent to $329 million, compared to $319 million in the prior-year quarter, reflecting increased sales in the Aerospace Structures division, partially offset by lower sales in the Space Components and Space Systems Operations divisions.

Operating profit in the quarter was $39 million, down 3 percent compared to $41 million in the prior-year quarter, reflecting the absence of improved profit expectations in the Aerospace Structures division recorded in the prior year, partially offset by increased sales noted above.

DEFENSE GROUP

Sales in the second quarter increased 3 percent to $488 million, compared to $472 million in the prior-year quarter. The increase was driven by international sales within the Small Caliber Systems division and sales in the Missile Products division, partially offset by decreased sales in the Armament Systems division.

Operating profit for the quarter was $50 million, down 9 percent, compared to $55 million in the prior-year period, reflecting the absence of a change in profit expectations of $22 million on a program in the Small Caliber Systems division, due to operation efficiencies gained as one contract neared completion and a new contract was initiated in the prior year. The decrease was partially offset by the increased sales noted above and favorable international contract mix.

SPORTING GROUP

Second quarter sales increased 26 percent to $533 million, compared to $421 million in the prior-year quarter, including results from Bushnell, partially offset by a decline in organic sales of 8 percent, versus a very strong prior-year quarter. Organic sales decreased due to lower sales volume in firearms and legacy accessories, partially offset by a slight increase in ammunition. Sales from Bushnell were $145 million.

Operating profit in the second quarter increased 29 percent to $74 million, compared to $58 million in the prior-year quarter. The increase was $9 million when compared to adjusted operating profit in the prior-year quarter of $66 million (see reconciliation table for details). The increase was a result of Bushnell and the absence of prior-period restructuring and facility rationalization costs, partially offset by lower organic sales noted above. Adjusted organic operating profit decreased 9 percent in the second quarter, primarily due to lower sales noted above. Operating profit from Bushnell was $15 million, including transition costs.

CORPORATE AND OTHER

In the second quarter, corporate and other expenses totaled $3 million, compared to $5 million in the prior-year quarter. On an adjusted basis, corporate and other was income of $1.5 million (see reconciliation table for details), primarily reflecting lower pension expense. Pension expense primarily relates to the Aerospace and Defense Groups.

The tax rate for the quarter was 30.7 percent compared to 30.3 percent in the prior-year quarter. The increase reflects the absence of a discrete impact of several tax law changes recorded in the prior-year quarter, and the true-up of prior-year taxes in the current quarter, partially offset by the benefit from an initiative resulting in a tax basis adjustment and the settlement of the IRS audit of the company’s FY11 and FY12 tax returns.

Interest expense was $23 million compared to $15 million in the prior-year quarter, reflecting higher average debt levels. Year-to-date free cash flow use was $31 million compared to free cash flow use of $10 million in the prior-year period (see reconciliation table for details). The increase in free cash flow use reflects the timing of receivable collections, partially offset by the collection of the pension segment close-out payment at the Radford Army Ammunition Plant.

As mentioned in the first quarter, ATK completed the retirement of its convertible notes.

OUTLOOK
ATK is updating its FY15 sales guidance to a range of approximately $5.15 billion to $5.20 billion from its previous range of $5.15 billion to $5.25 billion. The company reaffirms its FY15 EPS guidance in a range of $11.50 to $11.90 (see reconciliation table for details), and free cash flow guidance in a range of $280 million to $305 million (see reconciliation table for details).

The effective tax rate for the year is now expected to be approximately 33 percent, down from previous guidance of approximately 34 percent. The lower tax rate, which anticipates the retroactive extension of the Federal R&D tax credit, is primarily the result of the benefit for a tax basis adjustment initiative and the settlement of the IRS audit.

The FY15 guidance above is for ATK's ongoing operation in its current form and does not include any impact of the proposed tax-free spin-off of the company's Sporting Group to ATK shareholders and the tax-free, all-stock merger between ATK's Aerospace and Defense Groups and Orbital Sciences Corporation, which was announced on April 29, 2014.

 "For the quarter, ATK delivered year-over-year revenue and earnings growth while at the same time each group achieved key operating milestones that will drive continued performance for the year," said Neal Cohen, ATK Executive Vice President and Chief Financial Officer.

Reconciliation of Non-GAAP Financial Measures

Sales, Margins, and Earnings Per Share

The Sales, Margins, and Earnings Per Share (EPS) excluding transaction costs for proposed transactions, tax settlement, Savage inventory step-up, and tax law changes are non-GAAP financial measures that ATK defines as Sales, Margins, and EPS excluding the impact of these items. ATK management is presenting these measures so a reader may compare Sales, Margins, and EPS excluding these items as the measures provide investors with an important perspective on the operating results of the Company. ATK management uses these measurements internally to assess business performance, and ATK’s definition may differ from those used by other companies.

Total ATK for the Quarter Ending

September 28, 2014:
	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$1,273,249	$160,678	12.6%	$42,148	$95,109	$2.97
Transaction costs	—	4,957		1,908	3,049	0.10
Tax settlement	—	—		2,196	(2,196)	(0.07)
As adjusted	$1,273,249	$165,635	13.0%	$46,252	$95,962	$3.00

September 29, 2013:
	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$1,142,381	$148,266	13.0%	$40,376	$92,591	$2.86
Inventory step-up	—	7,809		2,889	4,920	0.15
Tax law changes	—	—		6,048	(6,048)	(0.19)
As adjusted	$1,142,381	$156,075	13.7%	$49,313	$91,463	$2.82

Sporting Group for the Quarter Ending

September 29, 2013:
	Sales	EBIT	Margin
As reported	$421,359	$57,823	13.7%
Inventory step-up	—	7,809
As adjusted	$421,359	$65,632	15.6%

Corporate for the Quarter Ended

September 28, 2014:

EBIT
As reported	$(3,470)
Transaction costs	4,957
As adjusted	$1,487

Adjusted Earnings Per Share-Guidance Reconciliation Table

The projected Adjusted Earnings Per Share (EPS), excluding transaction costs for the full year, associated with proposed transactions is a non-GAAP financial measure that ATK defines as EPS excluding the impact of this item. ATK management is presenting this measure so a reader may compare EPS excluding this item as this measure provides investors with an important perspective on the operating results of the Company. ATK management uses this measurement internally to assess company performance, and ATK’s definition may differ from those used by other companies.

Current FY15 Full Year Guidance	Low	High
EPS Guidance including transaction costs	$11.28	$11.68
Transaction costs incurred to date	0.22	0.22
Adjusted EPS Guidance	$11.50	$11.90

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures, and excluding transaction costs incurred to date. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, cash dividends, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Six months ended September 28, 2014	Six months ended September 29, 2013	Projected Year Ending March 31, 2015
Cash provided by operating activities	$24,515	$42,553	$408,000–$433,000
Capital expenditures	(59,699)	(52,262)	~(135,000)
Transaction costs incurred to date, net of tax	4,415	—	~7,000
Free cash flow	$(30,769)	$(9,709)	$280,000–$305,000

ATK is an aerospace, defense and outdoor sports and recreation company with operations in 21 states, Puerto Rico and internationally. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk or on Twitter @ATK.
Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: the parties' ability to satisfy the conditions to the proposed transaction to spin-off ATK's sporting business and merge ATK's aerospace and defense businesses with Orbital Sciences Corporation, including the receipt of approval of both ATK's stockholders and Orbital's stockholders; the regulatory approvals required for the proposed transaction not being obtained on the terms expected or on the anticipated schedule; the parties' ability to meet expectations regarding the timing, completion, and accounting and tax treatments of the proposed transaction; the risk that the anticipated benefits and cost savings from the Bushnell acquisition may not be fully realized or may take longer than expected to realize; assumptions regarding the demand for Bushnell's products; the ability of ATK to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners of Bushnell; costs or difficulties related to the integration of Bushnell; and changes in Bushnell's business, industry or economic conditions or competitive environment; assumptions related to the profitability of commercial aerospace structures programs; uncertainties related to the development of NASA's new Space Launch System; demand for commercial and military ammunition; sales levels of firearms; changes in federal and state firearms and ammunition regulation; changes in governmental spending, budgetary policies, including the impacts of sequestration under the Budget Control Act of 2011, and product sourcing strategies; the company's competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with compliance and diversification into new markets, including international markets; assumptions regarding the company's long-term growth strategy; assumptions regarding growth opportunities in international and commercial markets; increases in commodity costs, energy prices and production costs; foreign currency exchange rates and fluctuations in those rates; assumptions regarding orders; the terms and timing of awards and contracts; program performance; program terminations; changes in projections or cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; cybersecurity and other industrial and physical security threats; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company's shares outstanding; the availability of capital market financing; changes to accounting standards or policies; changes in tax rules or pronouncements; economic conditions; and the company's capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK's most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(preliminary and unaudited)

	QUARTERS ENDED		SIX MONTHS ENDED
(Amounts in thousands except per share data)	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Sales	$1,273,249	$1,142,381	$2,548,639	$2,221,122
Cost of sales	973,173	874,955	1,937,978	1,711,685
Gross profit	300,076	267,426	610,661	509,437
Operating expenses:
Research and development	10,016	11,801	18,830	22,226
Selling	60,122	46,899	123,244	89,664
General and administrative	69,260	60,460	152,354	123,658
Income before interest, income taxes, and noncontrolling interest	160,678	148,266	316,233	273,889
Interest expense	(23,359)	(15,242)	(46,775)	(29,132)
Interest income	19	23	44	91
Income before income taxes and noncontrolling interest	137,338	133,047	269,502	244,848
Income tax provision	42,148	40,376	88,645	80,037
Net income	95,190	92,671	180,857	164,811
Less net income attributable to noncontrolling interest	81	80	150	183
Net income attributable to Alliant Techsystems Inc.	$95,109	$92,591	$180,707	$164,628
Alliant Techsystems Inc. earnings per common share:
Basic	$3.00	$2.92	$5.71	$5.18
Diluted	$2.97	$2.86	$5.54	$5.10
Cash dividends paid per share	$0.32	$0.26	$0.64	$0.52
Alliant Techsystems Inc. weighted-average number of common shares outstanding:
Basic	31,689	31,671	31,666	31,781
Diluted	32,058	32,385	32,605	32,256

Net Income (from above)	$95,190	$92,671	$180,857	$164,811
Other comprehensive income (loss), net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of prior service credits for pension and postretirement benefit plans recorded to net income, net of tax benefit of $2,954, $2,790, $5,909, and $5,620	(4,761)	(4,552)	(9,524)	(9,063)
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income, net of tax expense of $(11,582), $(14,077), and $(23,165) $(28,396)	18,640	22,968	37,281	45,694
Change in fair value of derivatives, net of tax benefit (expense) of $(407), $(2,097), $(2,508) and $1,721, respectively	650	3,222	4,006	(2,759)
Change in fair value of available-for-sale securities, net of tax benefit (expense) of $(54), $52, $(154), and $64, respectively	86	(83)	246	(103)
Change in cumulative translation adjustment, net of tax benefits of $5,593, $0, $4,844, and $0	(8,934)	—	(7,738)	—
Total other comprehensive income	$5,681	$21,555	$24,271	$33,769
Comprehensive income	100,871	114,226	205,128	198,580
Less comprehensive income attributable to noncontrolling interest	81	80	150	183
Comprehensive income attributable to Alliant Techsystems Inc.	$100,790	$114,146	$204,978	$198,397

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	September 28, 2014	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$42,668	$266,632
Net receivables	1,687,130	1,473,820
Net inventories	563,453	558,250
Deferred income tax assets	135,931	93,616
Other current assets	54,471	69,280
Total current assets	2,483,653	2,461,598
Net property, plant, and equipment	691,793	697,551
Goodwill	1,912,995	1,916,921
Net intangible assets	558,898	577,850
Deferred charges and other non-current assets	118,460	117,226
Total assets	$5,765,799	$5,771,146
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$159,997	$249,228
Accounts payable	316,806	315,605
Contract advances and allowances	118,600	105,787
Accrued compensation	86,486	128,821
Accrued income taxes	16,526	7,877
Other accrued liabilities	304,184	322,832
Total current liabilities	1,002,599	1,130,150
Long-term debt	1,923,503	1,843,750
Noncurrent deferred income tax liabilities	123,789	117,515
Postretirement and postemployment benefits liabilities	68,716	74,874
Accrued pension liability	520,064	557,775
Other long-term liabilities	121,269	124,944
Total liabilities	3,759,940	3,849,008
Commitments and contingencies (Notes 16)
Common stock—$.01 par value:
Authorized—180,000,000 shares, Issued and outstanding—31,931,354 shares at September 28, 2014 and 31,842,642 shares at March 31, 2014	319	318
Additional paid-in-capital	431,967	534,015
Retained earnings	2,949,533	2,789,264
Accumulated other comprehensive loss	(656,538)	(680,809)
Common stock in treasury, at cost—9,644,843 shares held at September 28, 2014 and 9,712,877 shares held at March 31, 2014	(730,135)	(731,213)
Total Alliant Techsystems Inc. stockholders' equity	1,995,146	1,911,575
Noncontrolling interest	10,713	10,563
Total equity	2,005,859	1,922,138
Total liabilities and equity	$5,765,799	$5,771,146

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	SIX MONTHS ENDED
(Amounts in thousands)	September 28, 2014	September 29, 2013
Operating Activities
Net income	$180,857	$164,811
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	50,865	46,442
Amortization of intangible assets	16,925	7,106
Amortization of debt discount	3,212	3,619
Amortization of deferred financing costs	2,698	1,798
Deferred income taxes	(8,058)	3,577
Loss on disposal of property	1,319	1,581
Share-based plans expense	7,927	6,308
Excess tax benefits from share-based plans	(6,783)	(713)
Changes in assets and liabilities net of effects of business acquisitions:
Net receivables	(214,780)	(44,550)
Net inventories	(2,725)	(40,458)
Accounts payable	11,104	(129,474)
Contract advances and allowances	12,813	(8,756)
Accrued compensation	(46,690)	(49,880)
Accrued income taxes	25,905	27,983
Pension and other postretirement benefits	425	13,735
Other assets and liabilities	(10,499)	39,424
Cash provided by operating activities	24,515	42,553
Investing Activities
Capital expenditures	(59,699)	(52,262)
Acquisition of business, net of cash acquired	—	(313,963)
Proceeds from the disposition of property, plant, and equipment	2,174	5,363
Cash used for investing activities	(57,525)	(360,862)
Financing Activities
Borrowings on line of credit	410,000	235,000
Repayments of line of credit	(310,000)	(145,000)
Payments made on bank debt	(13,250)	(12,500)
Payments made to extinguish debt	(404,462)	—
Proceeds from issuance of long-term debt	150,000	—
Payments made for debt issue costs	(507)	—
Purchase of treasury shares	(8,451)	(48,259)
Dividends paid	(20,438)	(16,679)
Proceeds from employee stock compensation plans	—	656
Excess tax benefits from share-based plans	6,783	713
Cash provided by (used for) financing activities	(190,325)	13,931
Effect of foreign currency exchange rate fluctuations on cash	(629)	—
Decrease in cash and cash equivalents	(223,964)	(304,378)
Cash and cash equivalents at beginning of period	266,632	417,289
Cash and cash equivalents at end of period	$42,668	$112,911